Exhibit (10)(ii)
                                        AA Letter Agreement dated March 23, 2001


Mr. Larry Singleton
Chief Financial Officer
Safety-Kleen Corp.
1301 Gervais Street, Suite 300
Columbia, South Carolina 29201

March 23, 2001

Dear Larry:

This letter confirms Arthur Andersen LLP's (Andersen) arrangements to provide certain Personnel to Safety-Kleen Corp to assist your accounting staff accumulate and analyze various information in connection with the completion of the quarterly and annual financial statements for 2001.

The Personnel shall report directly and exclusively to Safety-Kleen, and Safety-Kleen shall be solely responsible for reviewing and approving any and all work performed by the Personnel. The Personnel shall observe Safety-Kleen's reasonable policies regarding working conditions and business hours, to the extent such policies are made known to the Personnel; provided that Andersen's sole responsibility for the refusal of any Personnel to observe such policies shall be to furnish Safety-Kleen with replacement Personnel who will observe such policies.

The Personnel will provide Services at various dates and for various periods through December 31, 2001 as determined by you, providing the requested individuals are available. If, for any reason, any Personnel is unable to complete the service period, or if his (her) performance does not meet your expectations, we will endeavor to provide a suitable replacement who will be subject to your approval. If we are unable to identify a replacement acceptable to Safety-Kleen, the service period will be deemed to have automatically ended with respect to that individual.

Safety-Kleen shall pay Andersen for the Services at the rates included in the September 2000 retention order issued by the Bankruptcy Court. The payment schedule will also be as ordered by the Court.

In addition, Safety-Kleen shall reimburse Andersen for all out-of-pocket expenses incurred by Andersen or any Personnel in connection with providing the Services in accordance with Andersen's standard expense policies.

Mr. Larry Singleton
March 23, 2001
Page 2 of 3

In addition to the other responsibilities set forth in this agreement, Safety-Kleen shall supply on-site Personnel with suitable office space, desks, storage, furniture and other normal office equipment support, including computer terminals, telephone service, postage, copying, typing, secretarial services and general office supplies which may be necessary in connection with Personnel's performance of the Services.

Employees of Andersen who perform Services hereunder shall remain the employees of Andersen. Andersen shall be responsible for the tax withholdings, payment of salaries, unemployment insurance, workers' disability and compensation, social security contributions and employee benefits such as vacation, sick pay, insurance, pension and profit-sharing benefits of such Andersen employees. In connection with this agreement, each party is an independent contractor and as such will not have any authority to bind or commit the other. Nothing herein shall be deemed or construed to create a joint venture, partnership or agency relationship between the parties for any purpose.

Safety-Kleen shall also be responsible for providing the Personnel with access to all individuals and tools reasonably necessary for the Personnel to perform the Services. Furthermore, it shall be Safety-Kleen's responsibility to obtain any and all consents from third parties required to permit and authorize such access, and Safety-Kleen shall indemnify Andersen against any claims arising out of Safety-Kleen's failure to obtain any such consent.

The parties acknowledge that in the course of performance hereunder, the Personnel may use products, materials or methodologies proprietary to Andersen or third parties. Notwithstanding anything contained herein to the contrary, Safety-Kleen shall not have or obtain any rights in such proprietary products, materials and methodologies of Andersen or any third parities.

Safety-Kleen expressly acknowledges that AA shall have no liability whatsoever for any damages, liability, costs or claims arising out of or in any way relating to the Services or this agreement. In no event shall Andersen be liable for consequential, incidental or punitive loss, damage or expense or lost profits even if advised of their possible existence. This provision shall survive the termination of this agreement for any reason.

Either party may terminate this agreement for any reason upon thirty (30) days prior written notice to the other party. In the event of such termination, Safety-Kleen shall pay Andersen for all Services rendered and expenses incurred by Andersen prior to the date of termination.

This agreement represents the entire agreement between you and us and supersedes all other communications between the parties concerning Andersen's providing personnel to Safety-Kleen to perform services.

Mr. Larry Singleton
March 23, 2001
Page 3 okf 3


We are pleased to have this opportunity to provide personnel to you. Please confirm your agreement with the above terms by signing a copy of this letter in the space below and returning it in the enclosed self-addressed envelope.

Very truly yours,

ARTHUR ANDERSEN LLP


By


Acknowledged and Agreed by:

Safety-Kleen Corp.


By                                                     Date
        ---------------------------------------------       -------------------
Title
        ---------------------------------------------